	Exhibit 99(a)
Household Home Equity Loan Trust 2002-3

Original Principal Amount	$977,470,000.00
Number of Class A Bonds (000's)	977,470
		Sum of 1/21/2003
Payment Date		to 12/22/2003

		Total 2003

Principal Payment Amount	431,953,290.88
Interest Payment Amount		11,750,760.30